UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 6, 2019

Box, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36805	20-2714444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Jefferson Ave.

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(877) 729-4269

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BOX	New York Stock Exchange, Inc.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 6, 2019, Box, Inc. (“Box”) announced that Steven Krausz has decided to step down as a member of its board of directors (the “Board”), effective immediately following the conclusion of the 2019 Annual Meeting of Stockholders. Box and the Board wish to thank Mr. Krausz for his years of service and significant contributions to the company. Box has an ongoing search for one or more new directors underway.

On May 3, 2019, the Board appointed Peter Leav as a member of the Board, effective immediately following the conclusion of the 2019 Annual Meeting of Stockholders. Mr. Leav will fill the seat being vacated by Mr. Krausz and will serve as a Class I director whose term expires at the annual meeting of stockholders to be held in 2021. When he joins the Board, Mr. Leav will serve on the Audit Committee of the Board.

Mr. Leav, age 48, served as President, Chief Executive Officer, and Director of BMC Software, Inc., a management solutions software company, from December 2016 to April 2019. Prior to joining BMC, Mr. Leav served as President, Chief Executive Officer, and Director of Polycom, Inc., a video, voice, and content solution company, from December 2013 through September 2016. Prior to joining Polycom, Mr. Leav served as Executive Vice President and President, Industry and Field Operations of NCR Corporation, a global technology company, from June 2012 to November 2013, as Executive Vice President, Global Sales, Professional Services and Consumables of NCR from November 2011 to June 2012, and as Senior Vice President, Worldwide Sales of NCR from January 2009 to October 2011. Prior to joining NCR, he served as Corporate Vice President and General Manager of Motorola, Inc., a provider of mobility products and solutions across broadband and wireless networks, from November 2008 to January 2009, as Vice President and General Manager from December 2007 to November 2008, and as Vice President of Sales from December 2006 to December 2007. From November 2004 to December 2006, Mr. Leav was Director of Sales for Symbol Technologies, Inc., an information technology company. Prior to this position, Mr. Leav was regional sales manager at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, from July 2000 to November 2004. Mr. Leav served on the board of directors of HD Supply, Inc., an industrial distributor company, from October 2014 to July 2017. Mr. Leav holds a bachelor’s degree from Lehigh University.

Mr. Leav will receive the standard compensation for non-employee directors in accordance with the Company’s Outside Director Compensation Policy, as described in the Company’s 2018 Proxy Statement under “Director Compensation.”

There is no arrangement or understanding between Mr. Leav and any other persons pursuant to which he was selected as a director. Mr. Leav has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Leav and the Company will enter into the Company’s standard director indemnification agreement, whereby the Company will agree to indemnify, defend and hold Mr. Leav harmless from and against losses and expenses incurred as a result of his board service, subject to the terms and conditions provided in the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOX, INC.

Date: May 6, 2019
	By:	/s/ David Leeb
David Leeb
General Counsel and Corporate Secretary